LIPPER & COMPANY, L.P.

                                 CODE OF ETHICS

I.   INTRODUCTION.

     The purpose of this Code of Ethics is to prevent Access Persons (as defined below) of Lipper & Company, L.P. (the "Underwriter") from engaging in any act, practice or course of business prohibited by paragraph (b) of Rule 17j-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "Act"). This Code of Ethics is required by paragraph (c) of the Rule.

     Access Persons of the Underwriter, in conducting their personal securities transactions, owe a fiduciary duty to the U.S. registered investment companies (the "Funds") for which the Underwriter serves as principal underwriter and the shareholders of such Funds. The fundamental standard to be followed in personal securities transactions is that Access Persons may not take inappropriate advantage of their positions. All personal securities transactions by Access Persons must be conducted in such a manner as to avoid any actual or potential conflict of interest between the Access Person's interest and the interests of each Fund, or any abuse of an Access Person's position of trust and responsibility. Potential conflicts arising from personal investment activities could include buying or selling securities based on knowledge of a Fund's trading position or plans (sometimes referred to as front-running), and acceptance of personal favors that could influence trading judgments on behalf of a Fund.

     While this Code of Ethics is designed to address identified conflicts and potential conflicts, it cannot possibly be written broadly enough to cover all potential situations. In this regard, Access Persons are expected to adhere not only to the letter, but also the spirit, of the policies contained herein. For example, the restrictions contained herein on the purchase or sale of a security would include the purchase or sale of an equivalent security, such as the writing of an option to purchase or sell a security, and restrictions contained herein on personal securities transactions for an Access Person's account would apply equally to an account in which such Access Person has "beneficial ownership" (as defined in Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended). Such accounts include, but are not limited to, accounts owned by the Access Person, the Access Person's spouse, minor children or other persons residing in the Access Person's household or to whose support the Access Person contributes significantly, and any other account in which the Access Person has a pecuniary interest. "Pecuniary interest" generally is the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities.

     In furtherance of the above principles, this Code of Ethics contains certain restrictions on personal securities transactions by personnel of the Underwriter, certain restrictions on other activities of such personnel when an actual or potential conflict of interest between such personnel and a Fund may exist, and certain reporting requirements to enable the Underwriter to ensure compliance with this Code of Ethics. Any questions regarding the application or scope of the restrictions and reporting requirements contained herein should be directed to Abraham Biderman, the Distributor's Compliance Officer.

     For purposes of the restrictions and reporting requirements contained herein, "Access Persons" refers to any general partner, limited partner, officer or employee of the Underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of "Covered Securities" by the Fund for which the Underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of "Covered Securities."

     "Covered Security" means a security as defined in Section 2(a)(36) of the Act, and includes, but is not limited to, notes, stocks, bonds, investment contracts, puts, calls and options, except that it does not include direct obligations of the U.S. Government, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements and shares issued by open-end funds.

     A list of Access Persons is attached as Appendix 1 to this Code of Ethics and will be updated from time to time.

     To the extent that this Code of Ethics conflicts with any other code of ethics or other policy to which an Access Person is also subject, this Code of Ethics shall control; except that if the other code of ethics or other policy is more restrictive than this Code of Ethics, such other code of ethics or other policy shall control.

II.  PROHIBITIONS; EXEMPTIONS.

     1.   PROHIBITED PURCHASES AND SALES.

     ACCESS PERSONS

          The following purchases and sales are prohibited for all Access
          Persons:

          A. No Access Person may purchase or sell, directly or indirectly, any Covered Security in which that Access Person has, or by reason of the transaction would acquire, any direct or indirect beneficial ownership and which to the actual knowledge of that Access Person at the time of such purchase or sale:

          (1) is being actively considered for purchase or sale on behalf of any Fund; or

          (2)  is being purchased or sold on behalf of any Fund.

          B. No Access Person may purchase or sell a Covered Security on any day during which any Fund has a pending "buy" or "sell" order in that same Covered Security until that order is executed or withdrawn.

          C. No Access Person may purchase, directly or indirectly, any security in an initial public offering. In addition, Access Persons must obtain approval from the Compliance Officer before directly or indirectly acquiring beneficial ownership in any offering exempt from registration under Sections 4(2) or 4(6) of the Securities Act of 1933, as amended, or Rules 504, 505 or 506 thereunder ("Limited Offerings").

     2.   EXEMPTIONS FROM CERTAIN PROHIBITIONS.

          A. The prohibited purchase and sale transactions described in Section
     II.1. above do not apply to the following personal securities transactions:

          (1) purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

          (2) purchases or sales which are non-volitional on the part of either the Access Person or the relevant Fund, including purchases or sales in connection with any merger, acquisition or corporate reorganization regardless of whether or not such Access Person or Fund votes in favor of or against or abstains from voting in connection with such transaction;

          (3) purchases which are part of an automatic dividend reinvestment plan (other than pursuant to a cash purchase plan option);

          (4) purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its securities, to the extent the rights were acquired from that issuer, and sales of the rights so acquired;

          (5) purchases or sales of securities for any form of investment vehicle managed by the Underwriter or its affiliates other than a U.S. registered investment company, including but not limited to foreign investment companies, partnerships and separate accounts, provided that any such purchase or sale is not intended to contravene the policies contained in this Code of Ethics (such purchases and sales shall be conducted in accordance with the Distributor's "Procedures for Allocating Portfolio Trades" to the extent applicable); and

          (6) any purchase or sale which the Compliance Officer (or Kenneth Lipper with respect to the Compliance Officer's personal securities transactions) approves on the grounds that its potential harm to the respective Fund is remote.

          B. The prohibited purchase and sale transactions described in Section II.1.A. and II.1.B. above do not apply to any purchase or sale, or series of related transactions, involving any issuer which has an aggregate market capitalization (outstanding shares multiplied by the current market price per share) greater than $1 billion, provided that such purchase or sale does not exceed the greater of 1,000 shares or .01% of the issuer's market capitalization.

III. PRE-CLEARANCE OF PERSONAL SECURITIES TRANSACTIONS.

     1. All Access Persons must obtain approval from the Compliance Officer prior to entering into any personal securities transaction involving the purchase or sale of any security, other than (i) the transactions described included in Section II.2.A.(1) - (6), above.

     2. Access Persons may pre-clear personal securities transactions only in cases where they have a present intention to engage in a transaction in the security for which pre-clearance is sought. It is not permitted for an Access Person to obtain a general or open-ended pre-clearance. This requirement does not proscribe a price limit order, provided the Access Person shall have a present intention to effect a transaction at such price.

     3. All Access Persons must provide to the Compliance Officer at the time pre-clearance is sought a description of any factors such Access Person reasonably believes to be potentially relevant to a determination of whether pre-clearance should be granted, including the existence of any substantial economic relationship between the transaction and securities held or to be acquired by any Fund.

     4. Pre-clearance of a personal securities transaction shall be valid and in effect for three business days commencing on the day which pre-clearance is made; provided, however, that a pre-clearance will expire upon an Access Person becoming aware of facts or circumstances that such person reasonably believes would prevent a proposed personal securities transaction from being pre-cleared were such facts or circumstances made known to the Compliance Officer. Accordingly, if an Access Person becomes aware of new or changed facts or circumstances which such person reasonably believes gives rise to a question as to whether pre-clearance could be obtained if the Compliance Officer were aware of such facts or circumstances, the Access Person shall be required to so advise the Compliance Officer before proceeding with such personal securities transaction.

     5. Limited Offerings and other non-brokered securities transactions (not otherwise excluded from the definition of "Covered Security" set forth herein) are included in the category of personal securities transactions that require pre-clearance. It is the responsibility of the Access Person to report to the Compliance Officer all such transactions upon the consummation thereof so that the Compliance Officer can maintain a current record of such non-brokered securities transactions. In determining whether to approve Limited Offerings and other non-brokered securities transactions involving Access Persons, the Compliance Officer will take into account, among other factors, whether the investment opportunity should be reserved for a Fund, and whether the opportunity is being offered to the individual by virtue of his or her position with the Underwriter.

     6. Personal securities transactions of the Compliance Officer shall be subject to the requirements under this Section III, except that any required approvals shall be obtained from, and any disclosures made to, Kenneth Lipper rather than the Compliance Officer.

IV.  PROHIBITIONS ON GIFTS AND SERVICES.

     1. Access Persons may not receive cash gifts, or non-cash gifts or other things of more than de minimis value, from any person or entity that does business with or on behalf of any Fund.

     2. Access Persons shall not serve on the boards of directors of publicly held companies, absent prior approval from the Compliance Officer (or Kenneth Lipper in the case of the Compliance Officer). In determining whether to grant such approval, the Compliance Officer (or Kenneth Lipper as applicable) shall review whether that board service would be consistent with the best interests of the shareholders of the Funds.

V.   REPORTING.

     1.   INITIAL REPORTING.

          All Access Persons must report to the Underwriter all personal holdings of Covered Securities within 10 days of commencement of such person's status as an Access Person. The following information must be included in the report: (i) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;
     (ii) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and (iii) the date that the report is submitted by the Access Person.

     2.   QUARTERLY REPORTING.

          A. Subject to the provisions of paragraphs B and D below, every Access Person shall either report to the Underwriter the information described in paragraph C below with respect to transactions in any Covered Security in which the Access Person has, or by reason of the transaction acquires, any direct or indirect beneficial ownership in the Covered Security.

          B. An Access Person is not required to make a report with respect to any transaction which is included in Section II.2.A. (1)-(6) above.

          C. Every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected and shall contain the following information:

          (1) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

          (2) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          (3)  the price at which the transaction was effected;

          (4) the name of the broker, dealer or bank with or through whom the transaction was effected;

          (5)  the date that the report is submitted by the Access Person; and

          (6) a description of any factors the Access Person reasonably believes is potentially relevant to an analysis of whether the Access Person may have a conflict of interest with respect to the transaction, including the existence of any substantial economic relationship between the transaction and securities held or to be acquired by any Fund.

          D. Notwithstanding the foregoing, an Access Person need not separately report to the Underwriter information regarding transactions conducted through securities accounts, PROVIDED that (a) copies of the relevant confirmations and statements are furnished to the Underwriter as required by Section V.4. below, and (b) not later than 10 days after the end of each calendar quarter, such Access Person delivers a written report containing
     (i) the information required to be reported above with respect to any transactions during such calendar quarter which were not conducted through such securities accounts and (ii) if applicable, with respect to transactions conducted through securities accounts, a description of any factors the Access Person reasonably believes are potentially relevant to a conflict of interest analysis, as described in Section V.2.C.v. above.

     3.   ANNUAL REPORTING AND CERTIFICATION.

          A. All Access Persons must report all personal securities holdings of Covered Securities within 30 days after the end of each calendar year, together with a list of all accounts maintained at brokerage firms which are subject to the provisions of this Code of Ethics, including the names of the firms and the account numbers.

          B. All Access Persons are required to certify annually that they have read and understand this Code of Ethics and recognize that they are subject to the provisions hereof and will comply with the policy and procedures stated herein. Further, all Access

     Persons are required to certify annually that they have complied with the requirements of this Code of Ethics and that they have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such policies. A copy of the certification form to be used in complying with this paragraph B is attached to this Code of Ethics as Appendix 2. Upon approval of this Code of Ethics by the Board, the Independent Directors shall be deemed to have complied with the requirements of this paragraph B, and shall not have to complete the annual certification form.

          C. The Underwriter shall prepare an annual report to the Board of Directors of the Funds for which it serves as Underwriter to be presented at the first meeting of the Board after the end of each calendar year and which shall:

          (1) summarize existing procedures concerning personal investing, including preclearance policies and the monitoring of personal investment activity after preclearance has been granted, and any changes in the procedures during the past year;

          (2) describe any issues arising under the Code of Ethics since the last report to the Board including, but not limited to, identifying any violations requiring significant remedial action and the sanctions imposed during the past year;

          (3) identify any recommended changes in existing restrictions or procedures based upon experience under this Code of Ethics, evolving industry practice or developments in applicable laws and regulations;

          (4) contain such other information, observations and recommendations as deemed relevant by the Underwriter; and

          (5) certify that the Underwriter has adopted this Code of Ethics with procedures reasonably necessary to prevent Access Person from violating the Code.

     4.   BROKERAGE CONFIRMATIONS AND STATEMENTS.

          All Access Persons must direct their brokers to supply to the Compliance Officer, on a timely basis, duplicate copies of confirmations of any purchase or sale of a security and copies of all periodic statements for all securities accounts.

     5.   NOTIFICATION OF REPORTING OBLIGATION AND REVIEW OF REPORTS.

          Each Access Person shall receive a copy of this Code of Ethics and be notified of his or her reporting obligation. All reports under this Code of Ethics shall be promptly submitted upon completion to the Compliance Officer for his or her review.

     6.   MISCELLANEOUS.

          Any report under this Code of Ethics may contain a statement that the report shall not be construed as an admission by the person making the report that the person has any direct or indirect beneficial ownership in the securities to which the report relates.

VI.  CONFIDENTIALITY.

     No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Underwriter) any information regarding securities transactions by any Fund or consideration by any Fund or the Underwriter of any such securities transaction.

     All information obtained from any Access Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder will be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation.

VII. SANCTIONS.

     Any trades made in violation of the provisions set forth under paragraphs II.1.B and C must be unwound, or, if that is impractical, any profits realized on trades made in violation of these prohibitions must be disgorged to the appropriate Fund or Funds (or, alternatively, to a charitable organization) under the direction of the Compliance Officer.

     Upon discovering a violation of this Code of Ethics, the Underwriter may impose any sanctions it deems appropriate, including a letter of censure or the suspension or termination of the employment of the violator.

Dated:  December 15, 1999

                                   APPENDIX 1

1. The following persons are "Access Persons" for purposes of the Lipper & Company, L.P.'s Code of Ethics:

     All  employees of Lipper & Company, L.P. and its affiliates.

                                   APPENDIX 2

                               CERTIFICATION FORM

     This is to certify that I have read and understand the Code of Ethics of Lipper & Company, L.P. and that I recognize that I am subject to the provisions thereof and will comply with the policy and procedures stated therein.

     This is to further certify that I have complied with the requirements of such Code of Ethics and that I have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such Code of Ethics.

     Please sign your name here: ____________________________

     Please print your name here: ____________________________

     Please date here: ____________________________

     Please sign two copies of this Certification Form, return one copy to Abraham Biderman, Lipper & Company, L.P., 101 Park Avenue, New York, New York 10178, and retain the other copy, together with a copy of the Code of Ethics, for your records.